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                       DAKOTA MINING CORPORATION
              EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                Three months ended March 31, 1996 and 1995

                                                  THREE MONTHS ENDED
                                                      MARCH 31,
                                                 1996            1995
                                                 ----            ----
Beginning shares outstanding                   26,534,742      21,360,108
Exercise of common share purchase
   warrants                                             -               -
Exercise of special warrants
Average shares issued for options exercised        47,764               -
                                              -----------     -----------
Weighted average shares outstanding            26,582,506      21,360,108
                                              -----------     -----------
                                              -----------     -----------

 Net loss                                     $  (945,433)    $(1,224,208)
                                              -----------     -----------
                                              -----------     -----------

Loss per common share                         $      (.04)    $      (.06)
                                              -----------     -----------
                                              -----------     -----------

NOTE: All other issued and outstanding options and warrants are antidilutive.
      Fully diluted calculation is not different and therefore is not applicable.